Exhibit 10.55
November 13, 2006
Bio-Rad Laboratories, Inc.
1000 Alfred Nobel Drive
Hercules, California 94547
Re:	Indemnification obligations with respect to UK employees
Ladies and Gentlemen:
This letter agreement (this “Agreement”) is by and between Ciphergen Biosystems, Inc. (“Ciphergen”) and Bio-Rad Laboratories, Inc. (“Bio-Rad”) and sets forth Ciphergen’s indemnification obligations with respect to the employees of Ciphergen’s United Kingdom (“UK”) subsidiary, Ciphergen Biosystems, Ltd., who are transferring to Bio-Rad’s UK subsidiary, Bio-Rad Laboratories Ltd., in connection with the sale of Ciphergen’s tools business to Bio-Rad (the “Asset Sale”).
The parties hereto agree that Ciphergen will indemnify, defend and hold Bio-Rad and its subsidiaries harmless (and keep them indemnified) in respect of any payments (including compensation, severance payments, awards, damages, payments in lieu of notice, etc.) made by Bio-Rad to former Ciphergen UK employees transferred to Bio-Rad in connection with the Asset Sale and terminated by Bio-Rad after the close of the Asset Sale (and any reasonable legal costs associated with such termination, including any reasonable legal costs incurred in defending any claim brought by any such employee against Bio-Rad, including but not limited to reasonable solicitors’ and counsels’ fees which may be incurred by Bio-Rad), provided that:
1.     Ciphergen’s obligation to indemnify Bio-Rad for any such payments will relate to employees dismissed (for any reason whatsoever) in the period of 6 months immediately after the close of the Asset Sale (the “Indemnity Period”). Any such obligation on the part of Ciphergen will not apply in respect of any employees dismissed after the Indemnity Period, unless such dismissal has been caused by Ciphergen’s delay, action, default or omission in which case the obligation shall remain in effect. For the avoidance of doubt, payments made after the Indemnity Period will still be reimbursed by Ciphergen if they relate to the dismissal of former Ciphergen employees dismissed by Bio-Rad during the Indemnity Period.
2.     With respect to the former Ciphergen UK employees, Ciphergen will indemnify Bio-Rad hereunder only for severance payments, costs, damages, etc. relating to former employees of Ciphergen Biosystems, Ltd. Ciphergen acknowledges that currently all of its UK employees are employees of Ciphergen Biosystems, Ltd.

3.     The terms of the severance agreements and the amounts of any payments made pursuant to those agreements are reasonable, provided that if there is any dispute in this matter, Bio-Rad shall have the ultimate right to determine such terms and amounts and whether they are reasonable.
4.     Bio-Rad agrees to follow, in all material respects and in good faith, the proper procedures under applicable UK and applicable EU laws in connection with the dismissal of the employees covered by the indemnity described above. Bio-Rad agrees that it will be liable in respect of any increase in compensation awarded by any court or Employment Tribunal of competent jurisdiction in relation to a failure by Bio-Rad to follow statutory minimum procedures in respect of such dismissals. For the avoidance of doubt, such liability for Bio-Rad will apply to the increased portion of any compensatory award only (and not the award itself) and will not apply to any payment in lieu of notice.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year set forth above.

CIPHERGEN BIOSYSTEMS, INC.		BIO-RAD LABORATORIES, INC.

By:	/s/ Debra Young	By:	/s/ Norman Schwartz

Name:	Debra Young	Name:	Norman Schwartz
Title:	CFO and VP of Finance	Title:	President

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